Exhibit 99.2

FOR IMMEDIATE RELEASE
Company Contact:
Michael W. Katz
President and Chief Executive Officer
Perfumania Holdings, Inc.
631-866-4156
PERFUMANIA HOLDINGS, INC. COMPLETES ACQUISITION OF
PARLUX FRAGRANCES, INC.

BELLPORT, NY, April 18, 2012 - Perfumania Holdings, Inc. (NASDAQ:PERF) announced today that it has completed its acquisition of Parlux Fragrances, Inc. (NASDAQ:PARL). The outstanding shares of Parlux common stock were converted into the right to receive cash and Perfumania common stock with an aggregate value of approximately $118 million and Parlux became a wholly-owned subsidiary of Perfumania. Trading in Parlux's common stock on the NASDAQ stock market terminated at market close on April 18, 2012.
Perfumania will issue approximately 6.014 million shares of its common stock and pay approximately $62.1 million in cash to the former Parlux shareholders. For each share of Parlux stock held at the effective time of the merger, Parlux shareholders will receive either (i) 0.533333 shares of Perfumania common stock or (ii) 0.20 shares of Perfumania common stock plus $4.00 in cash, depending on their elections. The newly issued Perfumania shares represent approximately 40% of Perfumania's issued and outstanding common stock after the merger.
Upon completion of the merger, Parlux directors Frederick E. Purches, Anthony D'Agostino, Esther Egozi Choukroun, Glenn Gopman and Robert Mitzman were elected to Perfumania's board of directors.
Mike Katz, Perfumania's President and Chief Executive Officer, said, “We are pleased with the strong support that both Perfumania and Parlux shareholders gave this transaction and are excited about the opportunity to create additional value for our shareholders, vendors, customers and employees. The combination of Perfumania and Parlux is a major step toward building a more significant and financially stronger designer fragrance and beauty products company. Parlux brings a wealth of products and expertise as a licensee, manufacturer and international distributor.”
Perfumania financed the cash portion of the merger consideration and transaction-related expenses by borrowing approximately $35.5 million under its senior secured credit facility and, on a subordinated basis, $30 million from family trusts of the Nussdorf family, who are principal shareholders of Perfumania.
Wells Fargo Securities and Financo Securities, LLC acted as financial advisors to Perfumania management and to the special committee of Perfumania's board of directors, respectively. Edwards Wildman Palmer LLP and Carlton Fields acted as legal counsel to Perfumania and its special committee, respectively. For the special committee of Parlux's board of directors, Peter J. Solomon Company acted as financial advisor and American Appraisal Associates, Inc. rendered a fairness opinion. Squire Sanders (US) LLP acted as legal counsel to Parlux and its special committee.
About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. is an independent, national, vertically integrated wholesale distributor and specialty retailer of fragrances and related products doing business through six principal operating subsidiaries, including the new Parlux Fragrances LLC.